Exhibit 99.1

Dana Incorporated Elects Veterans of Tesla, Deere to its Board of Directors

Two Long-serving Directors Also Announce Retirements

MAUMEE, Ohio, Feb. 20, 2018 – Dana Incorporated (NYSE: DAN) announced today that its board of directors has elected two new members – veterans of Deere and Co. and Tesla Inc. – to serve on the board effective immediately. Additionally, two long-serving directors have announced their pending retirements from the board.

Michael J. Mack, 61, recently retired from Deere & Co., where he had served as chief financial officer; president of the company’s Worldwide Construction & Forestry Division; and most recently as group president of John Deere Financial Services, Global Human Resources, and Public Affairs. He also held leadership roles in dealer systems, business development, engineering, purchasing, manufacturing, marketing, and finance.

Mr. Mack earned bachelor’s and master’s degrees in mechanical engineering from Iowa State University and also holds a master’s degree in business administration in finance, operations, and statistics from the University of Chicago. He will serve on Dana’s Audit Committee and Compensation Committee.

Diarmuid B. O’Connell, 54, spent the last 11 years at Tesla, most recently as vice president of business development. One of the longest-serving executives at the automaker, he also served as chief of staff to the assistant secretary of state for political military affairs in the U.S. Department of State. He also held management positions with Accenture, Young & Rubicam, and McCann-Erickson.

A graduate of Dartmouth College, Mr. O’Connell earned master’s degrees in business administration from the Northwestern University’s Kellogg School of Management and international relations from the University of Virginia. He will serve on Dana’s Nominating and Corporate Governance Committee, as well as the Compensation Committee.

“We are pleased to be adding these two distinguished business executives to our board,” said Keith Wandell, non-executive chairman. “They are exceptional leaders with strong financial acumen, international experience, and a deep understanding of the markets Dana serves. Mike and Diarmuid bring unique knowledge to Dana as we continue to execute our electrification strategy and expand our presence in the off-highway and industrial markets. Their collective experience will be invaluable.”

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In addition, Terrence J. Keating and Mark A. Schulz have decided to retire from Dana’s board, effective at the conclusion of the annual meeting of shareholders, April 26. Messrs. Keating and Schultz both joined Dana’s board in 2008.

“I would like to sincerely thank Terry and Mark for their decade of service to Dana. I speak for the entire board of directors when I say that their guidance and insight has been of tremendous value as the company has grown to the strong, profitable company it is today,” Mr. Wandell added.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, off-highway, and industrial markets as well as industrial and stationary equipment applications. Founded in 1904, Dana employs more than 30,000 people in 33 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $7.2 billion in 2017. Based in Maumee, Ohio, the company’s headquarters operations were selected as a “Top Workplace” by The (Toledo) Blade for the last two years. Dana is ranked among the Drucker Institute’s listing of the 250 most effectively managed companies. For more information, please visit dana.com.

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Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com

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